MarketWise Reports Financial Results for First Quarter 2023

~ Revenues of $126.2 Million ~

~ Billings of $97.2 Million ~

~ Net Income of $30.6 Million ~

BALTIMORE, MD -- (GLOBE NEWSWIRE)—MarketWise, Inc. (NASDAQ: MKTW) (“MarketWise” or the “Company”), a leading multi-brand digital subscription services platform that provides premium financial research, software, education, and tools for self-directed investors, today reported financial results for first quarter 2023.

First Quarter 2023 Key Performance Highlights
(Unaudited)	1Q 2023	1Q 2022	% change
Total Subscribers (in thousands)	16,456	15,430	6.6%
Paid Subscribers (in thousands)	777	909	(14.5)%
Total net revenue (in millions)	$126.2	$136.8	(7.7)%
Billings (in millions)	$97.2	$136.0	(28.5)%
ARPU	$493	$636	(22.4)%
Net income (loss) (in millions)	$30.6	$23.0	32.9%
CFFO (in millions)	$3.9	$1.1	262.2%
Adjusted CFFO (in millions)	$3.9	$1.1	262.2%
First Quarter 2023 Highlights(1)
▪Total net revenue was $126.2 million in first quarter 2023 compared to $136.8 million in first quarter 2022
▪Total Billings in first quarter 2023 was $97.2 million compared to $136.0 million in first quarter 2022
▪Net income was $30.6 million in first quarter 2023 compared to a net income of $23.0 million in first quarter 2022
▪Cash flow from operations (“CFFO”) was $3.9 million in first quarter 2023 compared to $1.1 million cash inflow in first quarter 2022
▪CFFO margin was 3.1% in first quarter 2023 compared to 0.8% in first quarter 2022
▪Adjusted CFFO, a non-GAAP measure, was $3.9 million in first quarter 2023 compared to $1.1 million in first quarter 2022
▪Adjusted CFFO margin, a non-GAAP measure was 4.0% in first quarter 2023 compared to 0.8% in first quarter 2022
▪Deferred revenue decreased by $77.4 million, or 10.9%, to $634.2 million as of March 31, 2023 compared to $711.6 million as of March 31, 2022
▪Paid Subscribers were 777 thousand as of March 31, 2023 compared to 909 thousand as of March 31, 2022
▪Free Subscribers were 15.7 million as of March 31, 2023 compared to 14.5 million as of March 31, 2022

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(1)    See “Key Business Metrics and Non-GAAP Financial Measures” below. For a reconciliation of Adjusted CFFO and Adjusted CFFO margin, see “Cash Flow” below.

Amber Lee Mason, Chief Executive Officer of MarketWise, commented, “While continued economic uncertainty affected our first quarter results, we have stayed committed to maintaining our expense discipline. Those efforts to improve profitability can be seen in our financial results: We delivered $31 million in net income from operations, representing a 72% increase as compared to the year ago first quarter. Given the resiliency of our business model, highlighted by our continued free cash generation, we are pleased that our Board of Directors has initiated a quarterly dividend. It demonstrates both our commitment to our shareholders as well as our confidence in our strategy.”
Ms. Mason continued, “Our first quarter results show the solid success that we have achieved improving our operations, and there is much more to accomplish. We continue to enhance and expand our products, reduce our cost structure, and look for accretive acquisitions, which have been a source of growth for MarketWise over our long history. We are in a unique position: Our business model is capital-light and scalable, with pricing power and global reach. We have weathered the current market storm and are poised to capitalize on the eventual turn as the cycle begins to improve. My goal is to ensure that we deliver exceptional performance and outsized returns no matter the market.”
Recent Events
On May 11, 2023, the Company announced that its Board of Directors has approved the initiation of a dividend program pursuant to which the Company intends to pay quarterly cash dividends to holders of Class A common stock at an initial amount of $0.01 per share. A comparable distribution of $0.01 per share has also been approved to holders of MarketWise common units. The first dividend will be paid on July 20, 2023, to shareholders and unitholders of record as of June 1, 2023.
First Quarter 2023 Financial & Operational Results
Net revenue decreased by $10.6 million, or 7.7%, from $136.8 million for the three months ended March 31, 2022 to $126.2 million for the three months ended March 31, 2023. The decrease in net revenue was primarily driven by a $7.6 million decrease in term subscription revenue and a $3.1 million decrease in membership subscription revenue.
Both term subscription revenue and membership subscription revenue decreased during the three months ended March 31, 2023 primarily due to lower Billings as compared to the 2022 period which was driven by reduced engagement of prospective and existing subscribers in the 2023 period.
Billings decreased by $38.8 million, or 28.5%, to $97.2 million for the first quarter 2023 as compared to $136.0 million for first quarter 2022. We believe the decrease is due in large part to reduced engagement of prospective and existing subscribers. Levels of engagement had plateaued during the second half of 2021 and first half of 2022. The second half of 2022 saw further declines with uncertainty stemming from external factors such as 40-year high inflation, volatility across asset classes, federal reserve tightening, and the war in Ukraine, which we believe further contributed to prospective and existing subscribers delaying their purchases through first quarter 2023.
Billings decreased by $3.8 million, or 3.7%, to $97.2 million for first quarter 2023 as compared to $100.9 million for fourth quarter 2022. With overall consumer engagement, as measured by landing pages, slightly up versus fourth quarter 2022, we attribute the decline in billings to lower overall conversion rates on our various marketing campaigns within the quarter.
Net income increased by $7.6 million, or 32.9%, to $30.6 million for first quarter 2023 as compared to $23.0 million for first quarter 2022.
Cash flow from operations increased by $2.8 million, or 262.2%, from $1.1 million in first quarter 2022 to $3.9 million in first quarter 2023, primarily due to net income of $30.6 million, adjusted for net non-cash items which increased cash by $7.1 million, and net changes in our operating assets and liabilities which reduced cash by $33.8 million.
Adjusted CFFO increased by $2.8 million, or 262.2%, from $1.1 million for the three months ended March 31, 2022 to $3.9 million for the three months ended March 31, 2023, primarily driven by a decrease in operating expenses as a result of cost cutting initiatives.
Total Paid Subscribers decreased by 131 thousand, or 14.5%, to 777 thousand as of March 31, 2023 as compared to 909 thousand at March 31, 2022, driven by softening consumer engagement that began in third quarter 2022 as well as a significant decrease in direct marketing spend as we focus on maintenance of profitability.
Total Paid Subscribers decreased by 64 thousand, or 7.6%, to 777 thousand as of March 31, 2023 as compared to 841 thousand as of December 31, 2022. With customer engagement still low and billings lagging behind prior periods, we decreased our marketing spend further, resulting in an 18% decline in the number of gross new subscribers in the first quarter 2023 versus fourth quarter 2022.
Free Subscribers increased by 1.2 million, or 8.0%, to 15.7 million at March 31, 2023 as compared to 14.5 million at March 31, 2022. As of March 31, 2023, Active Free Subscribers decreased by 0.6 million, or 11.5%, to 4.0 million, compared to 4.6 million as of March 31, 2022. The year over year decline in Active Free Subscribers is a result of decreased engagement with our Free Subscriber community as consumer engagement continues to be soft.
Free Subscribers was flat at 15.7 million as of March 31, 2023 as compared to 15.7 million as of December 31, 2022. As of March 31, 2023, Active Free Subscribers decreased by 0.3 million, or 6.1% to 4.0 million, compared to 4.3 million as of December 31, 2022.

Non-GAAP Measures
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), to Adjusted CFFO and Adjusted CFFO Margin for each of the periods presented:

(In thousands)	First Quarter
	2023	2022	% change
Net cash provided by operating activities	$3,868	$1,068	262.2%
Non-recurring expenses	—	—	—%
Adjusted CFFO	$3,868	$1,068	262.2%

Net cash provided by operating activities	$3,868	$1,068	262.2%
Total net revenue	126,233	136,798	(7.7)%
Net cash provided by operating activities margin	3.1%	0.8%

Adjusted CFFO	$3,868	$1,068	262.2%
Billings	$97,171	$135,995	(28.5)%
Adjusted CFFO margin	4.0%	0.8%
About MarketWise
Founded with a mission to level the playing field for self-directed investors, today MarketWise is a leading multi-brand subscription services platform providing premium financial research, software, education, and tools for investors.
With more than 20 years of operating history, MarketWise is currently comprised of 12 primary customer facing brands, offering more than 180 products, and serving a community of 16 million Free and Paid Subscribers. MarketWise’s products are a trusted source for high-value financial research, education, actionable investment ideas, and investment software. MarketWise is a 100% digital, direct-to-customer company offering its research across a variety of platforms including mobile, desktops, and tablets. MarketWise has a proven, agile, and scalable platform and our vision is to become the leading financial solutions platform for self-directed investors.
MarketWise Inc.’s common stock trades on the NASDAQ Global Market under the symbol "MKTW." As of March 31, 2023, the Company had 29,913,490 Class A common shares and 291,092,303 Class B common shares issued and outstanding. The Company's common stock market capitalization was approximately $532.9 million, based on the closing price of publicly traded Class A common shares of $1.66 on May 10, 2023.
Conference Call Details
As previously announced, the Company will hold a conference call to discuss its First Quarter 2023 results on Thursday, May 11, 2023 at 11:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and asking for the MarketWise First Quarter 2023 Earnings Call. A telephonic replay will be available starting at 3:00 p.m. Eastern Time on the same day and can be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the passcode 13738002. The telephonic replay will be available until 11:59 p.m. Eastern Time on May 25, 2023.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investors.marketwise.com. The online replay will remain available for a limited time beginning immediately following the call. Additional information on MarketWise, including the First Quarter 2023 Supplemental Earnings Presentation can be found on the investor relations section of the Company’s website at investors.marketwise.com.

Key Business Metrics and Non-GAAP Financial Measures
In this release we discuss certain key business metrics, which we believe provide useful information about the Company’s business and the operational factors underlying the Company’s financial performance. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies who may calculate similarly titled metrics in a different way.
Billings is defined as amounts invoiced to customers.
Free Subscribers are defined as unique subscribers who have subscribed to one of our many free investment publications via a valid email address and continue to remain directly opted in, excluding any Paid Subscribers who also have free subscriptions. Active Free Subscribers are those Free Subscribers with whom we have engaged during the most recent quarter and represent those individuals who have received and/or consumed our content on a regular basis during that same quarter.
Paid Subscribers are defined as the total number of unique subscribers with at least one paid subscription at the end of the period.
Average revenue per user or ARPU is defined as the trailing four quarters of net Billings divided by the average number of quarterly total Paid Subscribers over that period.
We also discuss certain measures that are not determined in accordance with GAAP, namely Adjusted CFFO, and Adjusted CFFO Margin. We use Adjusted CFFO and Adjusted CFFO Margin to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. This non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided above for Adjusted CFFO and Adjusted CFFO Margin to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure.
Adjusted CFFO is defined as net cash provided by operating activities plus or minus any non-recurring items.
Adjusted CFFO Margin is defined as Adjusted CFFO as a percentage of Billings.
We believe that Adjusted CFFO and Adjusted CFFO Margin are useful indicators that provide information to management and investors about our ability to generate cash, to facilitate comparison of our results to those of peer companies over multiple periods, and for internal planning and forecasting purposes. We have presented Adjusted CFFO and Adjusted CFFO Margin because we believe they provide investors with greater comparability of our operating performance without the effects of non-recurring items.
Adjusted CFFO and Adjusted CFFO Margin have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as cash flow from operations. Some of the limitations of using Adjusted CFFO and Adjusted CFFO Margin are that these metrics may be calculated differently by other companies in our industry.
We expect Adjusted CFFO and Adjusted CFFO Margin to fluctuate in future periods as we invest in our business to execute our growth strategy. These activities, along with any non-recurring items as described above, may result in fluctuations in Adjusted CFFO and Adjusted CFFO Margin in future periods.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the financial position, business strategy, and the plans and objectives of management for future operations of MarketWise. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections, and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: our ability to attract new subscribers and to persuade existing subscribers to renew their subscription agreements with us and to purchase additional products and services from us; our ability to adequately market our products and services, and to develop additional products and product offerings; our ability to manage our growth effectively, including through acquisitions; failure to maintain and protect our reputation for trustworthiness and independence; our ability to attract, develop, and retain capable management, editors, and other key personnel; our ability to grow market share in our existing markets or any new markets we may enter; adverse or weakened conditions in the financial sector, global financial markets, and global economy; our ability to respond to and adapt to changes in technology and consumer behavior; failure to successfully identify and integrate acquisitions, or dispose of assets and businesses; our public securities’ potential liquidity and trading; the impact of the regulatory environment and complexities with compliance related to such environment; the impact of the COVID-19 pandemic; our future capital needs; our ability to maintain an effective system of internal control over financial reporting, and to address and remediate existing material weaknesses in our internal control over financial reporting; our ability to maintain and protect our intellectual property; and other factors beyond our control.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2022. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated.
Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. We do not give any assurance that we will achieve our expectations.

Table 1. Income Statement

(Unaudited, in thousands)	First Quarter
	2023	2022
Net revenue	$125,615	$136,620
Related party revenue	618	178
Total net revenue	126,233	136,798

Operating expenses:
Cost of revenue(1)	15,290	17,617
Sales and marketing(1)	48,727	68,237
General and administrative(1)	28,033	30,545
Research and development(1)	2,463	2,278
Depreciation and amortization	984	604
Related party expense	128	97
Total operating expenses	95,625	119,378
Income from operations	30,608	17,420
Other income, net	387	7,296
Interest income (expense), net	538	(171)
Income before income taxes	31,533	24,545
Income tax expense	928	1,522
Net income	30,605	23,023
Net income attributable to noncontrolling interests	29,138	17,198
Net income attributable to MarketWise, Inc.	$1,467	$5,825

(1)    Cost of revenue, sales and marketing, general and administrative, and research and development expenses are exclusive of depreciation and amortization shown as a separate line item

Table 2. Balance Sheet

(Unaudited, in thousands, except share and per share data)	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$161,459	$158,575
Accounts receivable	3,140	4,040
Prepaid expenses	12,177	11,725
Related party receivables	579	1,512
Deferred contract acquisition costs	100,631	99,960
Other current assets	2,961	3,363
Total current assets	280,947	279,175
Property and equipment, net	835	892
Operating lease right-of-use assets	8,951	9,468
Intangible assets, net	15,515	16,047
Goodwill	31,307	31,307
Deferred contract acquisition costs, noncurrent	87,161	97,658
Deferred tax assets	6,435	7,332
Other assets	545	629
Total assets	$431,696	$442,508
Liabilities and stockholders’ deficit
Current liabilities:
Trade and other payables	$2,156	$686
Related party payables, net	223	1,004
Accrued expenses	29,729	45,976
Deferred revenue and other contract liabilities	279,317	315,231
Operating lease liabilities	1,480	1,484
Other current liabilities	20,766	21,125
Total current liabilities	333,671	385,506
Deferred revenue and other contract liabilities, noncurrent	354,923	348,273
Derivative liabilities, noncurrent	2,292	1,281
Operating lease liabilities, noncurrent	5,474	5,831
Total liabilities	696,360	740,891
Stockholders’ deficit:
Common stock - Class A, par value of $0.0001 per share, 950,000,000 shares authorized; 29,913,490 and 29,039,655 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	3	3
Common stock - Class B, par value of $0.0001 per share, 300,000,000 shares authorized; 291,092,303 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	29	29
Preferred stock - par value of $0.0001 per share, 100,000,000 shares authorized; 0 shares issued and outstanding at March 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	109,925	106,852
Accumulated other comprehensive income	65	44
Accumulated deficit	(126,658)	(128,125)
Total stockholders’ deficit attributable to MarketWise, Inc.	(16,636)	(21,197)
Noncontrolling interest	(248,028)	(277,186)
Total stockholders’ deficit	(264,664)	(298,383)
Total liabilities, noncontrolling interest, and stockholders’ deficit	$431,696	$442,508

Table 3. Cash Flows

(Unaudited, in thousands)	First Quarter
	2023	2022
Cash flows from operating activities:
Net income	$30,605	$23,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	984	604
Impairment of right-of-use assets	—	287
Stock-based compensation	3,703	2,588
Change in fair value of derivative liabilities	1,011	(7,131)
Deferred taxes	897	1,522
Unrealized gains on foreign currency	(10)	(8)
Noncash lease expense	517	478
Changes in operating assets and liabilities:
Accounts receivable	900	(8,607)
Related party receivables and payables, net	152	(164)
Prepaid expenses	(452)	1,334
Other current assets and other assets	486	(259)
Deferred contract acquisition costs	9,826	(3,649)
Trade and other payables	1,480	(2,388)
Accrued expenses	(16,247)	(5,416)
Deferred revenue	(29,264)	1,448
Operating lease liabilities	(361)	(316)
Other current and long-term liabilities	(359)	(2,278)
Net cash provided by operating activities	3,868	1,068
Cash flows from investing activities:
Purchases of property and equipment	(13)	(14)
Capitalized software development costs	(382)	(31)
Net cash used in investing activities	(395)	(45)
Cash flows from financing activities:
Issuance of related party notes receivable	—	(4)
Repurchases of stock	—	(11,491)
Restricted stock units withheld to pay taxes	(630)	—
Distributions to noncontrolling interests	20	(2,852)
Net cash used in financing activities	(610)	(14,347)
Effect of exchange rate changes on cash	21	(17)
Net increase in cash, cash equivalents and restricted cash	2,884	(13,341)
Cash, cash equivalents and restricted cash — beginning of period	158,575	139,578
Cash, cash equivalents and restricted cash — end of period	$161,459	$126,237

MarketWise Investor Relations Contact
Jonathan Shanfield – MarketWise Investor Relations
Jamie Lillis – Solebury Communication
(800) 290-4113
Email: ir@marketwise.com
MarketWise Media Contact
Email: media@marketwise.com